Exhibit 99.1

For Immediate Release: January 26, 1995


VALLEY NATIONAL BANCORP AND LAKELAND FIRST FINANCIAL GROUP
ANNOUNCE INTENT TO MERGE

WAYNE, NJ -- Valley National Bancorp (NYSE:VLY) and Lakeland First Financial Group, Inc. (NASDAQ:LLSL) jointly announced today that they have signed a letter of intent by which Valley will acquire Lakeland, the holding company for Lakeland Savings Bank, a $661 million, sixteen-branch bank headquartered in Succasunna, New Jersey. The merger will expand the Valley presence in Morris County and extend Valley into two new counties, Sussex and Warren.

"Lakeland represents the type of superior performing organization that Valley seeks to join with in expanding its franchise," said Gerald H. Lipkin, Chairman and CEO of Valley. "With Lakeland's current return on assets of 1.41% and a return on equity over 18%, the combination will be non-dilutive to Valley and Valley's strong capitalization will be maintained. The fact that Lakeland's offices are located immediately West and North of Valley's offices makes this a particularly attractive strategic fit."

Pursuant to the merger, Lakeland will be merged into Valley. The acquisition of Lakeland is designed as a tax-free merger in which each of the 3,881,398 outstanding shares of Lakeland common stock will be exchanged for 1.225 shares of Valley common stock. In connection with the execution of the letter of intent, Lakeland also granted Valley an option to acquire 1,250,000 shares of Lakeland's authorized but unissued common stock.

The parties are completing due diligence and negotiating a definitive merger agreement. The acquisition is conditioned upon necessary bank regulatory approvals, the approval of Lakeland's shareholders and other customary conditions. The parties anticipate that the merger will be consummated in the third quarter of this year.

Lipkin noted, "The merger with Lakeland is consistent with Valley's strategy of growth within Northern New Jersey through acquisitions of other strong financial institutions." In its most recent merger, completed November 1994, Valley acquired RockBank, a $190 million institution based in North Plainfield. That merger added five branches in Middlesex, Somerset, and Union counties to the Valley network. During November 1994, Valley signed a definitive merger agreement pursuant to which Valley agreed to acquire American Union Bank, a $55 million, two-office bank headquartered in Union, New Jersey.

Mike Halpin, President and Chief Executive Officer of Lakeland, indicated that "the proposed affiliation with Valley will bring together two great banking institutions with a much stronger franchise and market presence in New Jersey. We believe that this transaction will position Lakeland for the future in the ever increasing competitive banking market in New Jersey." With the combination of the franchises, Lakeland will be able to provide expanded banking services to its customers such as trust services, cash management services, an expanded base of branch locations, etc.

Mr. Halpin will join Valley as a First Senior Vice President following the merger. In addition, Mr. William McNear, Chairman of the Board of Lakeland, and one other director of Lakeland will join Valley's Board of Directors following the merger. Mr. John Grabovetz, Vice Chairman of the Board of Lakeland, will become a Director Emeritus of Valley.

Valley National Bank, the principal subsidiary of Valley National
Bancorp, currently has $3.7 billion in assets and operates 63 branches in 41 communities in Bergen, Essex, Hudson, Middlesex,
Morris and Passaic, Somerset and Union Counties.